UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 18, 2009

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	0-13442	93-0786033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8005 S.W. Boeckman Road

Wilsonville, Oregon

(Address of Principal Executive Offices)

(503) 685-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 6, 2009, Mentor Graphics Corporation, an Oregon corporation (“Mentor Graphics”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LogicVision, Inc., a Delaware corporation (“LogicVision”), and Fulcrum Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Mentor Graphics (“Merger Subsidiary”). Pursuant to the terms of the Merger Agreement, subject to satisfaction or waiver of the conditions therein, Merger Subsidiary will merge with and into LogicVision, with LogicVision continuing as the surviving corporation and a wholly-owned subsidiary of Mentor Graphics (the “Merger”).

On August 18, 2009, the stockholders of LogicVision approved the proposed Merger at its Annual Meeting of Stockholders, and subsequently, Mentor Graphics and LogicVision closed the Merger effective as of August 18, 2009. As a result of the Merger, each outstanding share of common stock of LogicVision is converted into the right to receive 0.2006 shares of common stock of Mentor Graphics (the “Exchange Ratio”). Outstanding options to purchase LogicVision common stock have been assumed by Mentor Graphics and converted into stock options with respect to Mentor Graphics common stock, after giving effect to the Exchange Ratio.

On August 18, 2009, Mentor Graphics and LogicVision jointly issued a press release announcing the completion of the Merger, which is attached hereto as Exhibit 99.1. The press release is hereby incorporated into this report by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release jointly issued by Mentor Graphics Corporation and LogicVision, Inc., dated August 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2009	MENTOR GRAPHICS CORPORATION

	By:	/s/ Dean Freed
	Name:	Dean Freed
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release jointly issued by Mentor Graphics Corporation and LogicVision, Inc., dated August 18, 2009.